Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14, of our reports dated December 20, 2023 relating to the financial statements and financial highlights of TCW Artificial Intelligence Equity Fund and TCW New America Premier Equities Fund, appearing in the Annual Reports on Form N-CSR of TCW Funds, Inc. for the year ended October 31, 2023, and to the references to us under the headings “Other Service Providers” and “Financial Highlights”, which are part of such Registration Statement.

Los Angeles, California

January 17, 2024